Exhibit 99.1

2320 NW 66TH COURT
GAINESVILLE, FL 32653
352-377-1140
FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE:

Exactech Q2 Net Income Up 15% to $1.9 Million Or $.16 EPS. Revenue Up 15%.

Gainesville, FL, July 21, 2004 — Exactech, Inc. (NASDAQ: EXAC) announced today that revenue for the second quarter of 2004 increased 15% to $20.4 million from $17.8 million in the second quarter of 2003. Net income for the quarter increased 15% to $1.9 million, or $.16 per diluted share, from $1.6 million, or $.14 per diluted share, in the second quarter of 2003.

For the first six months of 2004, revenue was $41.4 million, an increase of 16% over revenue of $35.8 million in the first six months of 2003. Net income for the first six months was $3.8 million or $.32 per diluted share, an increase of 17% over $3.2 million or $.28 per diluted share in the first half of 2003.

Exactech Chairman and CEO Bill Petty, MD, said, “We were pleased to report another solid quarter of financial progress. Our Optetrak® knee product line continued to perform well both domestically and abroad producing a very healthy improvement of 18% to $12.4 million from $10.5 million in the second quarter of 2003. For the first six months, revenue from knee implant sales improved 19%. Hip product sales were $3.73 million compared with $3.85 million in the second quarter of 2003. For the first six months, revenue from hip sales improved 6%. Revenue from Tissue Services of $2.7 million in the quarter represented an 18% increase over $2.3 million for the second quarter of 2003. For the year, tissue service revenue was up 17%.”

Petty said, “U.S. sales grew 15% to $16.4 million from $14.3 million in the comparable quarter in 2003 while international sales increased 16% to $4.0 million during the quarter from $3.5 million in the second quarter of 2003.”

Chief Financial Officer Jody Phillips said, “We had another quarter of disciplined expense control with total operating expenses in the quarter up 11% to $10.4 million. For the first six months operating expenses were also up 11%. G&A and sales and marketing expenses for the quarter were both up 7%. R&D expenses grew 42% to $1.3 million reflecting our commitment to bring new products to market. The decrease in operating expenses to 51% as a percentage of sales was the result of continuing efforts to effectively manage our SG&A expenses. Gross margin was 66.3% compared to 66.2% in the prior comparable quarter. As we expected, inventory turns in

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Exactech, Inc.

the second quarter decreased to 1.05 compared with 1.14 in the second quarter a year ago. Accounts receivable day sales outstanding on an average annualized basis decreased from 73 days in the second quarter of 2003 to 71 days in the second quarter of 2004.”

Looking forward, the company said its target for diluted earnings per share in the third quarter ending September 30, 2004 is in the range of $.14 to $.16 based on anticipated revenues of $18.7 million to $20.5 million. The company updated its target for 2004 revenue to $83 million to $86 million resulting in diluted EPS of $.65 to $.67. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are attached.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

The company has scheduled a conference call on Thursday, July 22, 2004 at 10:00 a.m. Eastern. To participate in this call, please telephone (800) 340-5256 any time after 9:55 a.m. on July 22, 2004. International callers should dial (706) 634-1142.

A live and archived webcast will be available on the Internet for 90 days at http://phx.corporate-ir.net/playerlink.zhtml?c=75925&s=wm&e=919139

You will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found on the website www.hawkassociates.com/exactech/profile.htm.

Additional information about Exactech, Inc. can be found on the website www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,679	$3,506
Trade receivables, net of allowance of $570 and $782	16,280	13,577
Income taxes receivable	—	40
Prepaid expenses and other assets, net	1,521	938
Inventories	26,452	24,824
Deferred tax assets	512	479

Total current assets	47,444	43,364

PROPERTY AND EQUIPMENT:
Land	865	865
Machinery and equipment	10,158	8,720
Surgical instruments	14,984	14,330
Furniture and fixtures	1,705	1,635
Facilities	7,993	7,968

Total property and equipment	35,705	33,518
Accumulated depreciation	(12,779)	(11,117)

Net property and equipment	22,926	22,401

OTHER ASSETS:
Product licenses and designs, net	529	309
Deferred financing costs, net	143	138
Other investments	937	1,062
Advances and deposits	228	428
Patents and trademarks, net	4,050	2,636

Total other assets	5,887	4,573

TOTAL ASSETS	$76,257	$70,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,700	$5,272
Income taxes payable	297	—
Current portion of long-term debt	815	590
Commissions payable	1,511	1,540
Royalties payable	617	526
Other liabilities	2,211	1,814

Total current liabilities	10,151	9,742

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,039	2,790
Long-term debt, net of current portion	7,189	6,499

Total long-term liabilities	10,228	9,289

Total liabilities	20,379	19,031

SHAREHOLDERS’ EQUITY:
Common stock	111	110
Additional paid-in capital	21,948	21,149
Retained earnings	33,819	30,048

Total shareholders’ equity	55,878	51,307

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$76,257	$70,338

EXACTECH, INC.

CONDENSED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2004	2003	2004	2003
NET SALES	$20,398	$17,761	$41,375	$35,768

COST OF GOODS SOLD	6,871	6,005	13,823	11,845

Gross profit	13,527	11,756	27,552	23,923

OPERATING EXPENSES:
Sales and marketing	5,607	5,222	11,695	10,660
General and administrative	1,930	1,802	4,215	3,854
Research and development	1,257	887	2,318	1,912
Depreciation and amortization	996	847	1,945	1,634
Royalties	603	624	1,223	1,264

Total operating expenses	10,393	9,382	21,396	19,324

INCOME FROM OPERATIONS	3,134	2,374	6,156	4,599

OTHER INCOME (EXPENSE):
Interest income	4	9	10	20
Litigation settlement, net of costs	—	250	—	500
Interest expense	(69)	(40)	(126)	(80)
Foreign currency exchange gain (loss)	26	(30)	66	(24)
Equity in net loss of other investments	(90)	(6)	(192)	(16)

INCOME BEFORE INCOME TAXES	3,005	2,557	5,914	4,999

PROVISION FOR INCOME TAXES	1,125	924	2,143	1,788

NET INCOME	$1,880	$1,633	$3,771	$3,211

BASIC EARNINGS PER SHARE	$0.17	$0.15	$0.34	$0.29

DILUTED EARNINGS PER SHARE	$0.16	$0.14	$0.32	$0.28

SHARES - BASIC	11,097	10,966	11,061	10,949

SHARES - DILUTED	11,689	11,470	11,606	11,409